EXHIBIT 10.31
CENTENE CORPORATION
Restrictive Covenant Agreement
Pursuant to Executive Severance and Change in Control Plan

THIS AGREEMENT (“Agreement”) is entered into by Centene Corporation, a Delaware corporation (hereinafter the “Company”), and the undersigned employee of the Company or employee of one of Company’s Affiliates (hereinafter the “Participant”).
WHEREAS the Participant renders important services to the Company and/or its Affiliate(s), as defined in the Plan;
WHEREAS the services that Participant provides are critical to the continued success of the Company;
WHEREAS as the Company wishes to align its and Participant’s interest and as part of that effort Company has extended to Participant the ability to participant in the Company’s Executive Severance and Change in Control Plan, as in effect from time to time (“Plan”);
WHEREAS under the Plan, the Company is extending new, additional and substantial consideration which were unavailable to Participant before creation of the Plan;
WHEREAS as part of the ability to Participant to participate in the Plan and secure all the benefits contained therein, Participant has to agree to certain restrictive covenants and to waive and terminate Participant’s rights and all benefits pursuant to any prior Executive Severance and Change in Control Agreement to which the parties have agreed; and
WHEREAS the parties desire to further define and refine the obligations set out in the Plan.
NOW THEREFORE, in consideration of the foregoing and the benefits set out in the Plan, the parties hereto hereby agree as follows:
1.Participant’s Covenants.

As a material inducement to the Company extending Participant participation in, and the benefits of, the Plan, and in exchange for the Company providing Participant access to Company Confidential Information, Participant agrees to the following:

a.Non-Competition. During Participant’s employment with the Company or any Affiliate of the Company, and for the Restricted Period as defined in the Plan, after the date Participant’s employment ends for any reason (whether voluntarily or involuntarily and whether with or without cause) (the “Termination Date”), Participant shall not, directly or indirectly, for Participant’s own benefit, or on behalf of any other person or entity, (x) become employed by or provide services to any Competitor in a Competing Position within the Restricted Area, or (y) become an owner of holder of any stock of other ownership interest in any Competitor, other than as an owner of less than 1% of the outstanding stock of a publicly traded company. For the purposes of this Section 1(a), the following definitions shall apply:

i.The term “Competitor” means any person or business entity engaged in any area of business that is the same or substantially similar to any area(s) of business in which the Company and/or any of its Affiliates are engaged as of the Termination Date.

ii.The term Competing Position means a position involving job duties in any segment(s) or area(s) of the Competitor’s business that is the same or substantially similar to the segment(s) or area(s) of the Company’s or its Affiliates’ business (A) in which Participant was involved or had job duties at any time during the last 24 months of Participant’s employment, or (B) about which Participant learned Confidential Information at any time during the last 24 months of Participant’s employment.

iii.The term “Restricted Area” means any state in which the Company or any of its Affiliates conducts business and (A) in which Participant provided services in the last 24 months of Participant’s employment, or (B) about which Participant learned Confidential Information concerning the Company’s or its Affiliates’ business in such state in the last 24 months of Participant’s employment. Without limiting the foregoing, if Participant’s job duties in the last 24 months of employment materially involved duties pertaining to the business nationwide, the term “Restricted Area” means the entire United States.

iv.“Confidential Information” shall have the meaning set forth in the Plan.

b.State-Law Addendum: Modifications and Exceptions. Notwithstanding the restrictions set forth above in this Section 1, if at the time of the offering of participation in the Plan, the Participant resides in a state listed in Exhibit A hereto, then the modifications and/or exceptions set forth for such state in Exhibit A shall apply to Participant. In addition, as a general matter, the Company will only seek to enforce this Agreement to the extent permitted under the applicable law of the state where Participant resided or worked for the Company at the time of the date Participant executed the Agreement. Furthermore, with respect to a Participant who is an attorney and employed by the Company or an Affiliate in his or her capacity as an attorney, Section 1(a) shall not apply to such Participant.

c.Change in Control. In the event the Participants employment terminates because of a Change in Control Termination as defined in the Plan, the provisions of this Section 1(a) shall not apply.

d.Remedies for Breach.

i.Because the Participant’s services are unique and because the Participant has access to the Company’s Confidential Information, the parties agree that any breach or threatened breach of any of the terms of this Section 1 will cause irreparable harm to the Company and that money damages alone would be an inadequate remedy.  The parties therefore agree that, in the event of any breach or threatened breach of this Section 1, and in addition to all other rights and remedies available to it, the Company may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief, without a bond, in order to enforce or prevent any violations of the provisions of this Section 1.

ii.In the event that the Company determines, in its sole discretion, that Participant has breached any of the terms of this Section 1 prior to a Change in Control, Participant will forfeit the right to any of the benefits to be made available pursuant to Section V of the Plan, and Company or an Affiliate shall be entitled to (x) recover the full value of any of the benefits already paid or made available to Participant within 10 days after such breach; and (y) not pay or make available to Participant benefits under the Plan that have not yet been paid or made available.

iii.The rights and remedies set forth above shall be cumulative and in addition to any other rights or remedies to which the Company and its Affiliates may be entitled under any agreement or under the law.

iv.Nothing in this Agreement, or any other agreement between the Participant and the Company or any of its Affiliates, or otherwise, limits the Participant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the “SEC”) or any other federal, state, local or foreign governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Participant for any of these activities, and nothing in this Agreement requires the Participant to waive any monetary award or other payment that the Participant might become entitled to from the SEC or any other Government Agency. Further, nothing in this Agreement precludes the Participant from filing a charge of discrimination with the U.S. Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. In addition, notwithstanding Participant’s confidentiality obligations set forth in this Agreement or in the Plan, Participant understands that, pursuant to the U.S. Defend Trade Secrets Act of 2016, Participant will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, local or non-U.S. government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Participant also understands that if Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Participant may disclose the trade secret to Participant’s attorney and use the trade secret information in the court proceeding, if Participant (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Participant understands that if a disclosure of trade secrets was not done in good faith pursuant to the above, then

Participant may be subject to liability, including, without limitation, punitive damages and attorneys’ fees.

e.Survival of Obligations. The provisions of this Section 1 shall survive and continue in full force in accordance with their terms notwithstanding any termination or expiration of the Participant’s employment for any reason.

2.Miscellaneous.

a.Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law. If a court of competent jurisdiction should determine that any of the geographic, durational or other provisions of Section 1 of this Agreement are overbroad or otherwise unenforceable because of the scope of such provisions, to the extent allowed by law, such court shall modify such provisions in a manner to render them enforceable, and such provisions, as may be modified, shall be fully enforceable as though set forth herein. Any such modification shall not affect the other provisions or clauses of this Agreement in any respect.

b.No Contract of Employment. This Agreement does not constitute a contract of employment or contract of employment for a term, and the Participant remains at all times an employee-at-will.

c.Waiver.  Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company or a duly authorized committee or officer thereof.

d.Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns.

e.Third Party Beneficiaries. Participant acknowledges that any Affiliate to which Participant provides services, or about which Participant learns Confidential Information, shall be a third-party beneficiary of Participant’s obligations under this Agreement. As such, each such Affiliate shall be permitted to enforce any of the terms of Section 1 of this Agreement against Participant as if such Affiliate were the Company (whether alone or jointly with the Company).

f.Notice.  Any notices hereunder shall be in writing and deemed effectively given upon personal delivery or five days after delivery to a United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at (x) in the case of the Participant, at the last known address on file with Company or its Affiliate; and (y) in the case of the Company, to Centene Company, 7700 Forsyth Blvd, Clayton, MO, 63105 attn: General Counsel.

g.Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties, and supersede and replace (x) any and all previous severance pay policies, practices, plans and arrangements, whether written or oral, relating to the Participant including any prior Executive Severance and Change in Control Agreement to which the parties have agreed, and the Participant hereby waives and terminates the Participant’s rights and all benefits thereunder; and (y) the Participants’ noncompetition obligations in any other agreement with the Company or its Affiliates.

h.Participant’s Acknowledgments.  The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has obtained the advice of an attorney of Participant’s own choosing or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

CENTENE CORPORATION

By: /s/ TANYA MCNALLY
Chief People Officer

Exhibit A
State Law Addendum:
Modifications and Exceptions to Restrictions in Restrictive Covenant Agreement
If Participant is a resident of one of the following states as of the date Employee executes this Restricted Covenant Agreement (“Effective Date”) (to which this Exhibit A is attached) (the “Agreement”), the following exceptions and acknowledgments applicable to such state shall apply to Participant, notwithstanding anything to the contrary in this Agreement or the Plan:
**ARKANSAS. If Participant is a resident of Arkansas as of the Effective Date and Participant is a person holding a professional license under Arkansas Code Title 17, Subtitle 3, Section 1(a) will not apply to Participant.
**CALIFORNIA. If Participant is a resident of California as of the Effective Date:
Section 1(a) will only apply to Participant during Participant’s employment. In addition, California law shall apply to Participant’s rights and obligations under the Agreement and, unless preempted by federal law, under the Plan.
**COLORADO. If Participant is a resident of Colorado as of the Effective Date: (1) Participant acknowledges that Participant was provided a copy of this Restrictive Covenant Agreement at least 14 days before the earlier of the effective date of the RSU Agreement and Sections 1(a) and (b) contained therein; and (2) Colorado law shall apply to Participant’s rights and obligations under Section 10 of the RSU Agreement.
**DISTRICT OF COLUMBIA. If Participant is a resident of the District of Columbia as of the Effective Date: (1) Participant acknowledges that Participant was provided a copy of this Agreement at least 14 days before the Participant must accept and execute the Agreement; and (2) the Company provides the following notice to Participant: The District of Columbia's Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. Centene has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).
**ILLINOIS. If Participant is a resident of Illinois as of the Effective Date: (1) Participant shall have at least 14 calendar days to review and consider this Agreement from the date Participant received this document; provided, however, Participant is permitted to accept this Award before the expiration of the foregoing 14-day period; and (2) the Company hereby advises Participant to consult with an attorney prior to accepting and entering into the Agreement (however, any such legal consultation shall be at Participant’s own expense).
**LOUISIANA. If Participant is a resident of Louisiana as of the Effective Date, after the termination of Participant’s employment Sections 1(a) and 1(b) shall apply only in the following parishes in the State of Louisiana: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East, Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans,

Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John The Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn.
**MAINE. If Participant is a resident of Maine as of the Effective Date: (1) the terms of Section 1(a) of this Agreement regarding Participant’s post-termination obligations do not take effect until the later of (a) one (1) year of Participant’s employment with the Company or (b) a period of six (6) months from the date that Participant accepted the RSU Agreement; (2) Participant acknowledges that Participant was provided with at least 3 days to review this Agreement from the date Participant received the Award document; provided, however, that Participant is permitted to accept this Agreement earlier than the expiration of such (3) day review period.
**MASSACHUSETTS. If Participant is a resident of Massachusetts as of the Effective Date: (1) Participant acknowledges that Participant was provided with at least 10 business days to review this Agreement from the date Participant received this document; provided, however, Participant is permitted to accept this Agreement earlier than the expiration of such 10 day review period; (2) Participant understands that Participant has the right to consult with an attorney prior to accepting the Agreement, but that any legal consultation is at Participant’s own expense; (3) Participant acknowledges that Participant has had an adequate opportunity to consult with an attorney, Participant has read and understands this Agreement, and is voluntarily accepting the Agreement; (4) the terms of this Agreement, including the benefits of the Plan , are being provided as consideration for Participant’s agreement to the restrictions in Section 1(a) of the Agreement; (5) Section 1(a) will not apply if Participant is terminated without cause or laid off, unless the Parties enter into a separation or severance agreement, pursuant to which Participant receives severance pay (in which case the non-compete restriction in Section 1(a) shall be limited to the duration of the severance pay).
**MINNESOTA. If Participant is a resident of Minnesota as of the Effective Date, Section 1(a) will only apply to Participant during Participant’s employment. In addition, Minnesota law shall apply to Participant’s rights and obligations under Section 1 of the Agreement.
**NEBRASKA. If Participant is a resident of Nebraska as of the Effective Date, Section 1(a) will not apply after the termination of Participant’s employment.
**NEVADA. If Participant is a resident of Nevada as of the Effective Date: (1) after the termination of Participant’s employment Sections 1(a) and 1(b) will not prohibit Participant from providing service to a former provider or customer of the Company if Participant can demonstrate that (a) Participant did not solicit the former provider or customer, (b) the former provider or customer voluntarily chose to leave the Company and seek services from Participant, and (c) Participant is otherwise complying with the limitations in this Agreement other than any limitation on providing services to a former provider or customer who seeks the services of Participant without any contact instigated by Participant; and (2) if Participant’s employment is terminated as a result of a reduction of force, reorganization, or similar restructuring, Section 1(a) will only apply during the period Company is paying the Participant’s salary, benefits, or equivalent compensation including, without limitation, severance pay.
**NORTH DAKOTA. If Participant is a resident of North Dakota as of the Effective Date, Sections 1(a) and 1(b) will apply to Participant only during Participant’s employment and will not apply after Participant’s employment ends.

**OKLAHOMA. If Participant is a resident of Oklahoma as of the Effective Date: (1) Section 1(a) will not apply after the termination of Participant’s employment; and (2) Section 1(b) with respect to providers and customers, will apply after Participant’s employment only with respect to providers or customers of the Company that are “established customers” of the Company per Okla. Stat. Ann. tit. 15, § 219A.
**OREGON. If Participant is a resident of Oregon as of the Agreement Date: (1) Participant acknowledges that Participant was provided with at least two weeks to review this Agreement and that accepting this Agreement before the expiration of this two week period shall serve as a waiver of the two week review period; and (2) Participant acknowledges that the benefits set out in the Plan constitutes consideration for the Agreement.